Exhibit 10.1

PURCHASE AND SALE AGREEMENT

71 Manufactured Home Communities located in

Florida, Kansas, Missouri, New York and Utah

Date:   February 15, 2013

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8.2 Seller’s Representations	18
8.3 General Provisions	21

ARTICLE 9 COVENANTS	24
9.1 Buyer’s Covenants	24
9.2 Seller’s Covenants	24
9.3 Mutual Covenants	27

ARTICLE 10 DEFAULT	29
10.1 Buyer’s Default	29
10.2 Seller’s Default	29
10.3 Post-Closing Defaults	30
10.4 Survival	30

ARTICLE 11 CONDEMNATION/CASUALTY	30
11.1 Condemnation	30
11.2 Destruction or Damage	31
11.3 Insurance	31
11.4 Waiver	31
11.5 Survival	31

ARTICLE 12 ESCROW	31
12.1 Investment of Escrow Deposits	31
12.2 Delivery of Escrow Deposits	32
12.3 Escrow Agent as Stakeholder	33
12.4 Income Taxes on Escrow Deposits	33
12.5 Escrow Agent Acknowledgment	33

ARTICLE 13 MISCELLANEOUS	33
13.1 Assignment	33
13.2 Designation Agreement	33
13.3 Survival/Merger	34
13.4 Integration; Waiver	34
13.5 Governing Laws	34
13.6 Captions Not Binding; Exhibits	34
13.7 Binding Effect	34
13.8 Severability	34
13.9 Notices	35
13.10 Counterparts	36
13.11 No Recordation	36
13.12 Additional Agreements; Further Assurances	36
13.13 Construction	37
13.14 Business Day	37
13.15 Maximum Aggregate Liability	37
13.16 Jurisdiction	37
13.17 Waiver of Jury Trial	38
13.18 Facsimile Signatures	38
13.19 Attorneys’ Fees	38
13.20 Survival	38

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EXHIBITS

Schedule 1                                     Index of Defined Terms

Schedule 2                                     Defined Terms

Schedule 3                                     Community Name/State, Seller, FEIN No. and District Manager

Schedule 4                                     Schedule Incorporating 21st Reserve Valuation Assumptions

Schedule 5                                     Deemed to Know Files

Exhibit A                                             Legal Description

Exhibit B                                             Form of Cash Discount or Finance Supplemental Agreement

Exhibit C                                             Form of Deeds

Exhibit D                                             Form of Bill of Sale

Exhibit E                                              Form of Assignment of Leases

Exhibit F                                               Form of Assignment of Intangible Property

Exhibit G                                             Form of Notice to Tenants

Exhibit H                                            Form of FIRPTA Affidavit

Exhibit I                                                 Rent Rolls

Exhibit J                                                 Notices of Litigation and Condemnation

Exhibit K                                            Amended and Restated Confidentiality Agreement

Exhibit L                                              Access Agreement

Exhibit M                                          Form of Allonge

Exhibit N                                             Form of Notice to Vendors

Exhibit O                                             Other Section 5.2 Prorations

Exhibit P                                               Homes

Exhibit Q                                             Notes

Exhibit R                                             Recourse Notes

Exhibit S                                               Form of Homes Indemnity

Exhibit T                                              Form of Assignment of Supplemental Agreements

Exhibit U                                             Form of 21st Assumption Agreement

Exhibit V                                             Survey Specifications

Exhibit W                                          Assignment of RICs

Exhibit X                                             Notice to Borrowers

Exhibit Y                                             Violations

Exhibit Z                                              Hazardous Materials

Exhibit AA                                    ARC Utility Violations

Exhibit BB                                    Due Diligence Materials

Exhibit CC                                    Sample Release Approval

Exhibit DD                                    Schedule of Transfer of Taxes

Exhibit EE                                      Tax Appeals

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made to be effective as of February 15, 2013 (the “Effective Date”), by the entities listed on Schedule 3 attached hereto and made a part hereof (collectively, “Seller”),  and NRFC MH II HOLDINGS, LLC, a Delaware limited liability company (“Buyer”).  ARC REAL ESTATE HOLDINGS, LLC, a Delaware limited liability company, hereby joins in this Agreement solely for the purposes set forth on the Joinder page to this Agreement.

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as provided in this Agreement.  All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms as set forth on Schedule 2 attached hereto.

ARTICLE 1  SALE OF PROPERTY

Seller agrees to sell, transfer and assign, and Buyer agrees to purchase and accept, subject to the terms and conditions set forth in this Agreement and the Exhibits attached hereto, the Property.  Buyer and Seller acknowledge and agree that the Notes and the Homes shall be transferred to Buyer as part of the Transaction as provided in this Agreement.  The obligations of the individual Community owners comprising Seller shall be several (not joint and several) obligations and no such individual Community owner shall be liable for any obligation of Seller hereunder relating to any Community other than the Community owned by such individual Community owner.  References to the “Property” shall be interpreted as if followed by the words “or the applicable Community, as appropriate”.  Except as otherwise expressly provided in this Agreement, any termination of this Agreement for any reason whatsoever shall be a termination of this Agreement as to all of the Property.

ARTICLE 2  PURCHASE

2.1                               Purchase Price.  The purchase price (the “Purchase Price”) to be paid by Buyer for the Property is Eight Hundred Twenty-Five Million and 00/100 Dollars ($825,000,000.00).  The Purchase Price shall be paid in the following manner:

2.1.1                     Deposit Money.  Within two (2) business days following the full and final execution of this Agreement and as a condition precedent to the effectiveness of this Agreement, Buyer shall remit an earnest money deposit in the sum of Thirty Million and No/100 Dollars ($30,000,000.00) (the “Initial Deposit”) in immediately available funds to Escrow Agent (the Initial Deposit along with the Extension Deposit (as defined in Section 6), if made, are collectively the “Deposit”).  The Deposit shall be held and delivered by Escrow Agent in accordance with the provisions of Article 12.  Any interest earned on the Deposit shall be considered a part of the Deposit.  Except as otherwise set forth herein, the Deposit shall be applied against the Purchase Price at Closing.

2.1.2                     Cash at Closing.  On the Closing Date, Buyer shall pay to the Escrow Agent an amount equal to the Purchase Price less the Deposit, subject to the prorations and adjustments set forth in Article 5 or as otherwise provided under this Agreement, in immediately available funds by wire transfer as more particularly set forth in Section 6.2.

2.2                              Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right to designate a Community (up to a total of two (2) Communities in the aggregate) as an Excluded Asset if any of the following shall occur with respect to such Community:

(a)                                 if Seller fails to, or elects not to, remove Title Objections and such Title Objections could  reasonably be expected to result in a reduction in value of the affected Community or cause Buyer to incur liability in excess of the Materiality Threshold);

(b)                                 if any Hazardous Materials (other than those disclosed on Exhibit Z attached to this Agreement) are in, on, under or about any Community and such Hazardous Materials could reasonably be expected to result in a reduction in value of the affected Community or cause Buyer to incur liability in excess of the Materiality Threshold;

(c)                                  if any claim, action or proceeding, including any administrative or governmental claim, action or proceeding (each, a “Proceeding”), is pending or threatened in any local, state or federal court, whether at law or in equity (other than those Proceedings disclosed on Exhibit J attached to this Agreement) and any such Proceeding could reasonably be expected to result in a reduction in value of the affected Community or cause Buyer to incur liability in excess of the Materiality Threshold; or

(d)                                 if any portion of a Community is taken by eminent domain or is the subject of a pending taking in which Seller has been served with legal process, but which has not yet been consummated (other than those takings or pending takings disclosed on Exhibit J attached to this Agreement), and any such taking or pending taking could reasonably be expected to result in a reduction in value of the affected Community or cause Buyer to incur liability in excess of the Materiality Threshold.

To designate a Community as an Excluded Asset, Buyer shall provide written notice to Seller of Buyer’s election to designate such Community as an Excluded Asset (each, an “Exclusion Notice”) upon the later to occur of (x) thirty-five (35) days after the Effective Date, and (y) ten (10) days after Buyer becomes aware of the event or condition giving rise to Buyer’s right to designate a Community as an Excluded Asset.  Buyer shall only be permitted to designate a total of two (2) Communities as Excluded Assets as provided in this Section 2.2 of this Agreement.  Seller shall have up to sixty (60) days (but not later than the date that is fifteen (15) days before Closing) to cure, remove or otherwise eliminate the circumstance giving rise to Buyer’s right to designate a Community as an Excluded Asset (but in no event beyond the Closing Date) and Seller agrees to provide written notice to Buyer upon Seller’s cure, removal or elimination of the circumstance giving rise to Buyer’s right to designate a Community as an Excluded Asset within the Seller cure period referenced above.

2.3                               Effect of Designating a Community as an Excluded Asset.  If any Community is designated as an Excluded Asset by Buyer pursuant to Section 2.2 above and Seller either elects not to or fails to cure, remove or otherwise eliminate the circumstance giving rise to Buyer’s right to designate a Community as an Excluded Asset under Section 2.2 above (within the period provided for such cure, removal or elimination in Section 2.2 above), this Agreement will be deemed amended, without any further action on the part of any party, with respect to each such Excluded Asset, as follows:

(a)                                 the definition of Communities will not include that Excluded Asset, except with respect to this Section 2.3 to the extent necessary to implement this Section 2.3;

(b)                                 the Purchase Price shall be reduced by the Allocated Purchase Price of such Excluded Asset;

(c)                                  any Homes (whether Used Homes or New Homes) located at the Community that is designated an Excluded Asset shall be excluded from the Property.  In addition, the definition of Used Homes and New Homes, as applicable, will not include any manufactured home or manufactured homes located at any Community that is designated an Excluded Asset, except with respect to this Section 2.3 to the extent necessary to implement this Section 2.3;

(d)                                 all other Personal Property and Other Property Rights located at or associated with the Community that is designated an Excluded Asset shall be excluded from the Property.  The definition of Personal Property will not include any such Personal Property, except with respect to this Section 2.3 to the extent necessary to implement this Section 2.3;

(e)                                  all Notes and Recourse Notes secured by manufactured homes located at the Community that is designated an Excluded Asset shall be excluded from the Property.  The definition of Notes and Recourse Notes, as applicable, will not include any such Notes and Recourse Notes, except with respect to this Section 2.3 to the extent necessary to implement this Section 2.3;

(f)                                   all Contracts for services at or otherwise relating to a Community that is designated an Excluded Asset shall be excluded from the Contracts.  The definition of Contracts will not include any such Contracts, except with respect to this Section 2.3 to the extent necessary to implement this Section 2.3.

2.4                               Survival.  Notwithstanding anything to the contrary herein, the provisions of this Article 2 shall survive the Closing and shall not be merged therein.

ARTICLE 3  TITLE MATTERS

3.1                               Title Defects.

3.1.1                     Certain Exceptions to Title.  Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions (herein collectively called the “Other Exceptions”) shown on the Title Commitments, Title Documents and Surveys by written notice to Seller given no later than thirty-eight (38) days after Buyer’s receipt of the last of the Title Commitments, Title Documents and Surveys which may be delivered to Buyer directly or made available electronically to Buyer’s Counsel; provided that if any Other Exceptions first appear on any subsequent update to the Title Commitments, Title Documents or Surveys (other than Permitted Exceptions), Buyer shall have the right to object in writing to any such Other Exceptions by written notice to Seller given no later than ten (10) days after Buyer’s Counsel receives any such update, but in any event no later than the Closing Date.  Unless Buyer shall timely object to such Other Exceptions, all such Other Exceptions shall be deemed to constitute additional Permitted Exceptions.  Any Other Exceptions that are timely objected to by Buyer shall be herein collectively called the “Title Objections”.  Notwithstanding the foregoing, however, Seller shall be obligated to and shall, at Closing, remove or cause to be removed (A) mortgage financing documentation (including without limitation the lien of any mortgage, assignment of leases and/or UCC financing statement securing Seller’s mortgage financing encumbering the Property (the “Existing Mortgage Loan”); (B) mechanics’ or materialmen’s liens and other liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes) which are removable by payment of liquidated and ascertainable amounts; and (C) liens and/or encumbrances created by Seller or its agents and/or Affiliates, but only to the extent such liens and/or encumbrances are (i) not referenced in the Title Commitments, Title Documents or Surveys or (ii) were created after the date of this Agreement and are not expressly permitted as provided for in Section 9.2.1 below (the items under Sections 3.1.1(A), (B) and (C) are collectively referenced herein as the “Required Clearance Exceptions”), and all such matters shall be deemed to be “Title Objections” for all purposes under this Agreement.  In addition, Seller may elect (but shall not be obligated) to remove, or cause to be removed, at its expense, any other Title Objections on or prior to Closing.  To the extent that the same do not constitute Required Clearance Exceptions, Seller shall notify Buyer in writing within five (5) days after receipt of Buyer’s notice of Title Objections (“Seller’s Title Cure Notice”) whether Seller elects to remove or cause the Title Company to endorse over the same on or prior to Closing and in the event Seller proposes to cause the Title Company to endorse over the same as a cure of such Title Objection(s), such title insurance must be satisfactory to Buyer and Buyer’s mortgage lender in their reasonable discretion in order to be permitted as a cure of a Title Objection by Seller for all purposes under this Agreement.  Seller’s failure to deliver or timely deliver Seller’s Title Cure Notice shall be deemed Seller’s election to not cure same. If Seller is unable to remove any Title Objections or cause the Title Company to endorse over any Title Objections with title insurance satisfactory to Buyer and Buyer’s mortgage lender in their reasonable discretion after using reasonable efforts as provided in Section 9.2.5 (other than any Required Clearance Exceptions, any title matter created by Seller or its agents and/or Affiliates after the date of this Agreement, or any Title Objections which Seller has agreed to remove or to cause the Title Company to endorse over prior to the Closing with title insurance satisfactory to Buyer and Buyer’s mortgage lender in their reasonable discretion, all of which Seller is obligated to remove unconditionally on or prior to the Closing Date), Buyer may elect:  (a) only if Seller elects not to, remove or cause the Title Company to endorse over any Title Objections (in each case, that could reasonably be expected to result in a reduction in value of the affected Community or cause Buyer to incur liability in excess of the Materiality Threshold), to designate the Community to which the Title Objection(s) relate as an Excluded Asset as provided in Section 2.2(a); (b) to terminate this Agreement in its entirety by notice given to Seller (1) on or before the Closing Date if Seller is unable to remove or cause the Title Company to endorse over any such Title Objections, or (2) within two (2) days after Buyer’s receipt of Seller’s Title Cure Notice (if such notice provides that Seller has elected not to remove or cause the Title Company to endorse over one or more Title Objections as reflected in such Seller’s Title Cure Notice) or within two (2) days after the last date that Seller shall be deemed to have given Seller’s Title Cure Notice if Seller fails to do so or timely do so, and in either which event, the Deposit shall be refunded to Buyer, and thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (c) waive such Title Objections, in which event such Title Objections shall be deemed additional “Permitted Exceptions,” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.  In the event that, as of the Closing Date, Seller shall have failed to remove any Required Clearance Exceptions, any title matter created by Seller or its agents and/or Affiliates after the date of this Agreement, or any Title Objections which Seller has elected to remove or has elected to cause the Title Company to endorse over prior to the Closing with title insurance satisfactory to Buyer and Buyer’s mortgage lender in their reasonable discretion, then Seller shall be deemed to be in default under this Agreement.

3.1.2                     Use of Proceeds to Discharge of Title Objections.  If on the Closing Date there are any Required Clearance Exceptions, any title matter created by Seller or its agents and/or Affiliates after the date of this Agreement or any other Title Objections which Seller has elected to pay and discharge, then a portion of the Purchase Price shall be used to satisfy the same.

3.2                               Title Insurance.  At Closing, the Title Company shall issue to Buyer an Owner’s Form title insurance policy pursuant to the terms of the Title Commitment with all standard printed exceptions deleted and, if applicable under the local jurisdiction, with A.L.T.A. coverage and/or extended coverage issued and Seller requirements satisfied as is customary in the state where the Property is located (collectively, the “Owner’s Title Policy”), in the amount of the Purchase Price as allocated as set forth in Section 9.3.7 below, insuring that fee simple title to the Real Property is vested in Buyer, subject only to the Permitted Exceptions.  Buyer shall be entitled to request that the Title Company provide such endorsements to the Owner’s Title Policy and Survey as Buyer may reasonably require, provided that (a) such endorsements, shall be at no cost to, and shall impose no additional liability on, Seller, and (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of any such requirements for obtaining endorsements of Buyer.

ARTICLE 4  BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

4.1                               Termination of Agreement During Due Diligence Period.  If Buyer is not satisfied in its sole and absolute discretion with the Property or any part thereof for any or no reason during the Due Diligence Period, Buyer may terminate this Agreement in its entirety either by (i) delivering written notice of termination to Seller given in accordance with the provisions of Section 13.9 hereof at any time prior to 5:00 p.m. Central Time on the last day of the Due Diligence Period, or (ii) permitting the Due Diligence Period to expire without delivering an express written waiver of Buyer’s right to terminate this Agreement in accordance with this Section 4.1, and, in the event of such termination in accordance with clause (i) or (ii) above, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Deposit.  In no event shall Buyer be required to state its reasons for rescinding the transaction pursuant to this Section 4.1.   Only if Buyer delivers an express written waiver of Buyer’s right to terminate this Agreement in accordance with this Section 4.1 prior to 5:00 p.m. Central Time on the last day of the Due Diligence Period shall Buyer be deemed to have waived its right to terminate this Agreement in accordance with this Section 4.1.

4.2                               Property Sold “As Is”.

(a)                                 Buyer acknowledges and agrees that, except as otherwise expressly provided in this Agreement or in the Closing Documents, (i) the Property is being sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price; (ii) except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence; and (iii) Buyer has confirmed independently all information that it considers material to its purchase of the Property or the Transaction.  Buyer specifically acknowledges that, except for Seller’s Warranties, Buyer is not relying on (and Seller and each of the other Seller Parties does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller or any other Seller Parties, as to any matter whatsoever.  Buyer further acknowledges and agrees that, except for Seller’s Warranties, Seller is under no duty to make any affirmative disclosures or inquiry regarding any matter which may or may not be known to Seller or any of the other Seller Parties, and Buyer, for itself and for its successors and assigns, hereby expressly waives and releases Seller and each of the other Seller Parties from any such duty that otherwise might exist; provided, however, that such waiver and release shall not apply to claims arising out of fraud by Seller.

(b)                                 Any reports, repairs or work required by Buyer are the sole responsibility of Buyer, and Buyer agrees that, except as otherwise expressly provided in this Agreement or in the Closing Documents, there is no obligation on the part of Seller to make any changes, alterations or repairs to the Property or to cure any violations of Law or to comply with the requirements of any insurer.

(c)                                  Except as expressly provided in this Subsection (c), upon Closing, Buyer, for Buyer and Buyer’s successors and assigns, hereby releases Seller and each of the other Seller Parties from, and waives all claims and liability against Seller and each of the other Seller Parties for or attributable to, the following:

(i)                                     any and all statements or opinions heretofore or hereafter made, or information furnished, by the Seller Parties to Buyer or any of Buyer’s Representatives; and

(ii)                                  any and all losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever attributable to the Property, whether arising or accruing before, on or after the Closing Date and whether attributable to events or circumstances which have heretofore or may hereafter occur, including, without limitation, all losses, costs, claims, liabilities, expenses, demands and obligations with respect to the structural, physical, and environmental condition of the Property;

(iii)                               provided, however, that notwithstanding anything contained in this Agreement to the contrary, the release and waiver set forth in this Section 4.2(c) is not intended and shall not be construed to affect or impair any rights or remedies that Buyer may have against Seller (a) under this Agreement or any other documents executed and delivered by Seller at Closing as a result of a breach of any of Seller’s Warranties expressly set forth in this Agreement or any document, certificate or instrument executed and delivered by Seller to Buyer at Closing (whether such breach occurs before, on or after Closing), (b) for Seller’s fraud, (c) for any of Seller’s indemnity obligations under this Agreement or in any document, certificate, or instrument executed and delivered by Seller to Buyer at Closing, (d) for Seller’s breach of this Agreement or of any document, certificate or instrument executed and delivered by Seller to Buyer at Closing (whether such breach occurs before, on or after Closing), and (e) arising from any third party action brought against Buyer that results from (1) any criminal claim against Seller, (2) any claim brought against Seller for a violation of employment law or a breach of employment contract, or (3) any governmental claim for unpaid or late taxes.

4.3                               Return of Documents.  If Buyer shall terminate this Agreement pursuant to this Article 4 or if the Transaction shall otherwise not close as provided in this Agreement, within ten (10) days after Seller’s request therefor and payment by Seller to Buyer of the cost to Buyer of such reports (as evidenced by invoices for such reports), Buyer agrees to deliver to Seller any and all third party reports prepared on behalf of Buyer in connection with the Transaction and in Buyer’s possession or subject to Buyer’s control, whether or not such reports are in final form; provided that Buyer shall not be obligated to deliver to Seller any budgets, strategic plans, internal analyses, submissions relating to Buyer’s obtaining corporate authorization, attorney or accountant work product and attorney-client privileged documents.

4.4                               Survival.  Notwithstanding anything to the contrary herein, the provisions of this Article 4 shall survive the Closing and shall not be merged therein.

ARTICLE 5  ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made for each Community as of 11:59 p.m. on the day prior to the Closing Date (the “Cut-Off Time”):

5.1                               Lease Rentals and Other Revenues.

5.1.1                     Definition of “Revenues”.  For purposes of this Article 5, the term “Revenues” shall mean all rents due from the tenants under the Leases (including without limitation all pass-through payments due from tenants for utilities and trash collection and other services), and all other revenue derived from the Community, including payments to Seller and/or Seller Affiliates under the Notes and periodic payments to Seller under telephone and cable provision agreements and the like but excluding any payments previously made to Seller or Seller Affiliates under such television and cable agreements and the like (which payments shall be retained by Seller and not be subject to proration hereunder (except as otherwise set forth herein)).

5.1.2                     Revenues.  Seller shall be entitled to all Revenues attributable to any period through the Cut-Off Time.  Buyer shall be entitled to all Revenues attributable to any period after the Cut-Off Time.  Prorations for Revenues shall be calculated and paid at Closing; provided that, with respect to Revenues that are delinquent as of the Cut-Off Time, such Revenues shall be remitted by Buyer to Seller to the extent received by Buyer following the Closing Date (less any reasonable attorneys’ fees or other reasonable costs incurred in connection with the collection of such amounts, evidence of which will be provided by Buyer to Seller upon Seller’s request) and after Buyer has received any such Revenues due for the period after the Cut-Off Time.  Revenues received by Buyer that were delinquent as of the Cut-Off Time and which are received by Buyer more than one hundred twenty (120) days after the Closing Date shall be Buyer’s sole and exclusive property and Buyer shall have no obligation to remit any such amounts to Seller.  Seller shall deliver to Buyer at Closing all checks received by Seller that have not been deposited and either relate solely to a period of time after the Cut-Off Time or have been properly accounted for in the proration of Revenues.  In no event shall Buyer be charged with any past due rentals and Seller’s rights to receive delinquent Revenues shall be as set forth above.  In addition to the foregoing, at Closing, Seller shall provide Buyer with a credit for any prepaid rents received from tenants of the Property for periods after the Closing Date.  After Closing, Revenues shall not be subject to reproration and Buyer shall have an exclusive right to collect the sums due under the Leases, subject to Buyer’s obligation to remit certain Revenues to Seller after Closing in accordance with the third (3rd) sentence of this Section 5.1.2.

5.2                               Real Estate Taxes, Personal Property Taxes and Other Fees and Assessments.  Real estate taxes assessed for the Tax Year in which Closing occurs, together with any other items listed on Exhibit O attached hereto and incorporated herein by this reference (including personal property taxes), shall be prorated based upon the actual number of days in such Tax Year (or such other tax year or proration period as is applicable to any such other items), with Seller being responsible for that portion of such Tax Year or such other tax year occurring prior to the Cut-Off Time and Buyer being responsible for that portion of such Tax Year or such other tax year occurring after the Cut-Off Time.  Notwithstanding the foregoing, real estate taxes and other items listed on Exhibit O attached hereto shall be prorated in accordance with the local custom for tax prorations irrespective of whether such taxes relate to such Tax Year.  For example, if taxes are payable in arrears and, accordingly, and assuming the Closing occurred in 2013, Buyer would receive a credit for all real estate taxes due during the 2013 Tax Year and a pro rata share of the real estate taxes due during the calendar year 2014 which relate to the Seller’s period of ownership during the calendar year 2013.  If, at Closing, the amount of real estate taxes has not been set for the Tax Year in which the Closing occurs, then the proration of such taxes shall be based upon one hundred two percent (102%) of the amount for the preceding Tax Year, and the parties shall reprorate such taxes promptly after the amount of such taxes is determined for the applicable Tax Year and all payments shall be made between the Buyer and Seller within thirty (30) days following the date such taxes are determined.  Seller shall remit to Buyer all refunds of taxes received by Seller that were paid by Buyer; provided that, if a refund relates to a period of time for which taxes were paid by Seller, such refund shall be prorated accordingly.  Seller shall pay all installments of special assessments due and payable on or before the Closing Date, and Buyer shall pay all installments of special assessments due and payable after the Closing Date; provided, however, any special assessments that are charged as part of the real estate tax bill for any Community will be prorated as, and together with, any real estate taxes as provided in the first three (3) sentences of this Section 5.2.   At Closing, Seller shall provide Buyer with a credit for any “Star” tax rebates for which Seller (x) received a credit against real estate taxes paid for tax years that are prior to the tax year in which the Closing occurs or (y) shall receive a credit in the tax year in which the Closing occurs against real estate taxes to be paid by Seller, and in either instance, that Buyer will be required to rebate to the residents of the Property.

5.3                               Other Property Operating Expenses.  Operating expenses for the Property charged under the Contracts, together with license and permit fees for assignable or transferable licenses and permits, if any, shall be prorated as of the Cut-Off Time.  Seller shall pay all utility charges and other operating expenses attributable to the Property prior to the Cut-Off Time (except for those utility charges and operating expenses payable by tenants directly to the providers thereof), and Buyer shall pay all utility charges and other operating expenses attributable to the Property after the Cut-Off Time.  Prorations for Contracts for which invoices are available prior to Closing shall be calculated and paid at Closing.  Following the Closing Date, Buyer shall pay when due all invoices issued for Contracts (except for invoices attributable in whole or in part to the period prior to the Cut-Off Time, which shall be forwarded to Seller for payment of its share and Seller shall promptly make such payments at Buyer’s direction either to Buyer (in which event Buyer certifies that Buyer has paid such invoice in full or covenants to do so) or directly to the payee thereof).  Prior to Closing, Seller and Buyer shall cooperate with each other to effect the transfer of Property owner responsibilities under the Contracts, utility accounts and applicable licenses and permits.  Seller shall be responsible for payment of all amounts due with respect to the utilities prior to the Cut-Off Time and Seller shall provide such documents, if any, that may be required by the Title Company to insure Buyer against any liens resulting from any unpaid utilities for periods prior to the Cut-Off Time.  Seller shall not assign to Buyer any deposits which Seller has made with any of the utility services or companies servicing the Property, all of which shall remain the property of Seller.  Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at the Cut-Off Time (and Seller shall cooperate in arranging same).  Notwithstanding the foregoing to the contrary, with respect to any utility charges that are paid in arrears and for which a final meter reading did not occur on the day before the Closing, the proration for such utilities shall be based upon the utility charges for the immediately preceding billing period (with reasonable adjustments for seasonality) and any such proration shall be final.  Any other operating expenses of the Property will be prorated in accordance with the custom of the particular jurisdiction in which each Community is located.

5.4                               Tenant Deposits, Fees and Charges.  At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of all security deposits reflected on the Rent Roll or in any of the Leases for the Property, including interest thereon to the extent the owner of a Community is required to accrue interest for the benefit of a tenant, less any administrative or similar charges to which Seller may be entitled, and which may be deducted from the security deposits, under applicable Law.  Seller shall not assign to Buyer and shall retain any non-refundable deposits, fees or charges made by tenants, including without limitation cleaning fees, redecorating fees, administration fees, amenity fees and pet fees, and there shall be no proration of such items; provided, however, in the event that any such deposits, fees or charges are refundable to a tenant (such as non-recurring pet fees with respect to homes which are leased to third party residents), then, notwithstanding the foregoing, Seller shall assign to Buyer and Buyer shall receive a credit against the Purchase Price for all such amounts.  Buyer shall notify tenants under the Leases as required by applicable Law, if any, of the transfer of the security deposits and Buyer agrees to indemnify and hold Seller harmless from any claims, demands, suits, damages and expenses related to such notice requirement.  The obligation of Buyer and Seller under this Section 5.4 shall survive the Closing (and not be merged therein).

5.5                               Closing Costs.  Buyer shall pay:  (a) all premiums and charges of the Title Company for title policies for Buyer’s lender, together with any endorsements to the Owner’s Title Policy or lender’s policies requested by Buyer or its lender, (b) the cost of any updates or revisions to the Surveys required by Buyer or its lender as a result of a change to the Survey specifications reflected on Exhibit V attached to this Agreement (the “Survey Specifications”), (c) all recording and filing charges in connection with the instrument by which Seller conveys the Property, (d) one half of all escrow or closing charges charged by the Title Company not to exceed $1,000, (e) all sales and use taxes due in connection with the Property, (f) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, (g) all lenders’ fees and charges related to any financing to be obtained by Buyer, (h) any brokerage commission due to any broker engaged by Buyer, and (i) all transfer taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Property to Buyer that, by statute, ordinance or custom are to be paid by the purchaser in a purchase and sale transaction, and as identified on the Schedule of Transfer Taxes attached hereto as Exhibit DD.  Seller shall pay (i) all fees due its attorneys, (ii) the cost of the

Survey (net of the cost of any updates or revisions to the Survey require by Buyer or its lender as a result of a change to the Survey Specifications), (iii) any brokerage commission due to any broker engaged by Seller, (iv) the premium for the Owner’s Title Policy together including A.L.T.A. coverage and/or extended coverage over general exceptions, (v) all costs incurred in connection with causing the Title Company to remove any Required Clearance Exceptions or to remove any other Title Objections to the extent Seller elects to remove any such matter, (vi) all transfer taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Property to Buyer that, by statute, ordinance or custom are to be paid by the seller in a purchase and sale transaction, and as identified on the Schedule of Transfer Taxes attached hereto as Exhibit DD, (vii) any prepayment penalties or defeasance costs associated with Seller’s existing financing, and (viii) all escrow or closing charges other than the portion to be paid by Buyer pursuant to subsection (d) above.

5.6                               Lease Expenses.  Seller shall retain responsibility for and shall pay when and as due all lease or finder fees and commissions payable with respect to Leases to the extent that Seller has obligated itself to pay any such lease or finder fees and commissions payable with respect to Leases.

5.7                               Apportionment Credit.  In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the Escrow Agent to be held in escrow.  In the event the apportionments to be made after the Closing result in a credit balance (a) to Buyer, Seller shall promptly pay the amount thereof to Buyer by wire transfer of immediately available funds to the account or accounts as designated in writing by Buyer, or (b) to Seller, Buyer shall promptly pay the amount thereof to Seller by wire transfer of immediately available funds to the account or accounts as designated in writing by Seller.

5.8                               Notes and Recourse Notes.  Buyer and Seller acknowledge and agree that the Purchase Price includes the assignment to Buyer at Closing of the Notes and the Recourse Notes.

5.8.1                     If Seller and/or any of its Affiliates shall receive any amounts attributable to the Notes on or after Closing, Seller shall hold such funds, or cause such funds to be held, in trust for Buyer and shall promptly remit such funds to Buyer.  At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any tax and insurance escrows paid by obligors under the Notes and held by Seller, its Affiliates and/or servicer.

5.8.2                     As of the date of this Agreement, the recourse notes listed on Exhibit R attached to this Agreement, repayment of which is secured by liens on certain manufactured homes located at the Communities (the “Recourse Notes”), are owned by 21st subject to and in accordance with the terms of either of the 21st Agreements.  Pursuant to the 21st Agreements, in connection with the sale of the Communities to Buyer, Seller or its Affiliate may assign to Buyer (in which event Buyer shall assume) the obligations of Seller or its affiliate under the 21st Agreements with respect to the Recourse Notes that are secured by liens on manufactured homes located at the Communities (“21st Obligations”).  The Transaction includes an assumption by Buyer of the 21st Obligations by execution and delivery of an assignment and assumption agreement executed by Buyer, Seller and 21st in form and content reasonably satisfactory to Buyer and Seller (the “21st Assumption Agreement”); provided that the 21st Assumption Agreement shall provide for the assignment of Seller’s performance reserve under the 21st Agreements to Buyer subject to a 6.5% rate of return on such reserve.  At Closing, Buyer shall pay to

Seller a discounted price for Seller’s performance reserve under the 21st Agreements based upon a discount rate of twelve percent (12%) and otherwise calculated in accordance with the assumptions used in the preparation of the spreadsheet attached to this Agreement as Schedule 4.  If, at or before Closing, 21st does not provide its written consent to the 21st Assumption Agreement together with a release from and after the Closing Date, in form reasonably acceptable to Seller, of Seller from liability under the 21st Agreements with respect to the Recourse Notes, then Buyer shall assume at Closing any and all liability for the 21st Obligations first arising after the Closing Date and Buyer shall indemnify and hold Seller and its Affiliates harmless for any loss, costs, damages, claims or liability incurred by or asserted against Seller or its Affiliates in connection therewith.  In all events, Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from any loss, costs, damages, claims or liability incurred by or asserted against Buyer or its Affiliates related to (i) sums due from Seller to 21st for periods prior to the Closing, (ii) Seller’s default under the 21st Agreements resulting in damages being due to 21st prior to the Closing, or (iii) repurchase obligations under the 21st Agreements written notice of which was delivered prior to the Closing Date and this provision shall expressly survive the Closing.

5.9                               Used and New Homes.  Buyer and Seller acknowledge that Buyer and Seller agreed to the Purchase Price based, in part, on the assumption that all of the Used Homes and New Homes are included in the Purchase Price and would be transferred to Buyer at Closing at no additional cost to Buyer, other than any administrative transfer and filing fees payable to the relevant governmental authority in connection with the transfer of title to the Used Homes and New Homes from Seller to Buyer, which shall be paid by Buyer (provided that Seller shall, in all events, be responsible to pay prior to Closing or to give Buyer a credit against the Purchase Price at Closing for any delinquent personal property taxes or other similar delinquent sums related to any Used Home or New Home, payment of which is a precondition to the transfer of title to any such Used Home or New Home).

5.10                        Disagreements Regarding Prorations.  If, after negotiating in good faith, Buyer and Seller are not able to resolve any disagreement over prorations provided for in this Article 5, then any such disagreement will be resolved by Deloitte & Touche or if such accounting firm no longer exists, then a nationally recognized accounting firm upon which Buyer and Seller reasonably agree (the “Accounting Firm”).  The Accounting Firm will be instructed to resolve any such disputes promptly and such resolution will be set forth in writing, will be within the range of dispute between Buyer and Seller and will be conclusive and binding upon both Buyer and Seller.  The fees and expenses of the Accounting Firm will be shared equally by Buyer and Seller.

5.11                        Survival.  Notwithstanding anything to the contrary herein, the provisions of this Article 5 shall survive the Closing and shall not be merged therein.

ARTICLE 6  CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

6.1                               Closing Date.  Closing shall occur on the Closing Date; provided, however, Buyer shall have the one-time right (in its discretion) to both (i) accelerate the Closing Date to a date between the second to the last day of the Due Diligence Period and the Closing Date, by written notice thereof to Seller at least ten (10) days before the accelerated Closing Date, and (ii) extend the Closing Date to a date determined by Buyer as provided in clause (a) below by (A) delivering to Seller no later than 5:00 p.m. Central Time on May 3, 2013 notice of Buyer’s election to extend the Closing Date, (B) increasing the amount of the Deposit by an additional Five Million and no/100 Dollars ($5,000,000.00) (the “Extension Deposit”) no later than 5:00 p.m. Central Time on the date of delivery of Buyer’s notice of its intention to extend as required in the foregoing clause (A) and as a condition to the effectiveness of such extension, and (C) paying a credit in the amount of Five Hundred Thousand and no/100 Dollars ($500,000.00) to Seller at Closing; provided, further, however, (a) the adjourned Closing Date selected by Buyer shall occur on a Business Day that is between May 15, 2013 and May 21, 2013, inclusive; (b) Buyer may not exercise its right to accelerate the Closing under clause (i) above after exercising its right to extend the Closing under clause (ii) above, and (c) after Buyer delivers notice to Seller of its intention to extend the Closing, Seller shall also have the right (which right must be exercised on or prior to the first business day following Seller’s receipt of Buyer’s notice of extension under clause (A) above) to further adjourn the Closing to June 6, 2013.  Closing may be either by a so-called “New York style” closing or through escrow or otherwise, all as mutually agreeable to Buyer and Seller.  Time is of the essence with respect to the Closing Date.

6.2                               Title Transfer and Payment of Purchase Price.  Provided all conditions precedent to Seller’s obligations hereunder have been satisfied or waived by Seller, Seller agrees to convey the Property to Buyer against payment of the Purchase Price as set forth below.  Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied or waived by Buyer, Buyer agrees to pay the amount specified in Article 2 by wire transfer of immediately available funds to Escrow Agent to be held in escrow for payment of the Purchase Price no later than 4:00 p.m. Central Time, as confirmed by transmittal to Seller of the Federal Reserve Wire Reference Number for the transfer.

6.3                               Seller’s Closing Deliveries.  At Closing, Seller shall deliver or cause to be delivered the following documents and items (it being understood that Seller intends to deliver original counterparts of same, but that failure to do so shall not result in a failure to satisfy the conditions of this Section 6.3, so long as Seller provides original counterparts of the Deed, allonges to the Notes and originals of such other Closing Documents as may be reasonably required by Buyer, Buyer’s mortgage lender and/or the Title Company at Closing and promptly following Closing delivers directly to Buyer original counterparts of any document described in this Section 6.3 that is to be executed by Seller in connection with the Closing, an original counterpart of which was not delivered at Closing):

(a)                                 Deed.  A deed for each Community in the form of Exhibit C attached hereto and incorporated herein by this reference (the “Deed”) executed and acknowledged by the applicable Seller.

(b)                                 Bill of Sale.  A bill of sale for each Community in the form of Exhibit D attached hereto and incorporated herein by this reference (the “Bill of Sale”) executed by the applicable Seller, ARC Dealership and/or an Affiliate of Seller, as the case may be.

(c)                                  Assignment of Tenant Leases.  An assignment and assumption of tenant site leases and tenant home leases for each Community, in the form of Exhibit E attached hereto and incorporated herein by this reference (the “Assignment of Leases”) executed by the applicable Seller, ARC Housing and/or an Affiliate of Seller, as the case may be.

(d)                                 Assignment of Intangible Property.  An assignment and assumption of the Contracts and the Other Property Rights for each Community (to the extent the same are not transferred by the Deed, Bill of Sale or Assignment of Leases) in the form of Exhibit F attached hereto and incorporated herein by this reference (the “Assignment of Intangible Property”) executed by the applicable Seller and/or an Affiliate thereof, as the case may be.

(e)                                  Assignment of Supplemental Agreements.  An assignment and assumption of supplemental agreements for each Community, in the form of Exhibit T attached hereto and incorporated herein by this reference (the “Assignment of Supplemental Agreements”) executed by the applicable Seller, ARC Dealership and/or an Affiliate of Seller, as the case may be.

(f)                                   Notes, Allonges and Assignment of RICs.  An original allonge to each of the Notes in the form of Exhibit M attached hereto endorsing each Note to the order of Buyer, an assignment of any Notes that are not promissory notes (e.g. retail installment contracts) in the form of Exhibit W attached hereto and incorporated herein by this reference (the “Assignment of RICs”) executed by the applicable Seller, Enspire Finance and/or an Affiliate of Seller, as the case may be and any other loan documents evidencing or securing the Notes (to the extent in possession of Seller and/or an Affiliate of Seller).  Buyer and Seller acknowledge and agree that the original Notes and any other loan documents evidencing or securing the Notes (to the extent in possession of Seller’s Servicer) shall be transferred to 21st or another loan servicer mutually acceptable to Seller and Buyer on or prior to Closing pursuant to a servicing agreement to be entered into between such servicer and Buyer on or prior to Closing and effective as of Closing.  In no event shall Buyer be required to assume obligations arising prior to the Closing under any servicing agreement with respect to the Notes.  Any costs and expenses associated with maintaining or transferring the servicing of the Notes that accrues prior to Closing shall be borne by Seller and any costs and expenses associated with maintaining or transferring the servicing of the Notes that accrues on or after Closing shall be borne by Buyer.

(g)                                  21st Assumption Agreement.  The 21st Assumption Agreement executed by Seller, ARC Dealership and Enspire Finance or such other assignment and assumption agreement as is contemplated by Section 5.8 if 21st fails to deliver an executed 21st Assumption Agreement.

(h)                                 Notice to Tenants.  A single form letter for each Community in the form of Exhibit G attached hereto and incorporated herein by this reference and subject to reasonable modifications requested by either Buyer or Seller, executed by Seller, duplicate copies of which shall be sent by Seller after Closing to each tenant under the Leases.

(i)                                     Notice to Borrowers.  A single form letter for each Borrower in the form of Exhibit X attached hereto and incorporated herein by this reference, executed by Enspire Finance duplicate copies of which shall be sent by Seller after Closing to each Borrower.

(j)                                    Notice to Vendors.  A single form letter for each Community in the form of Exhibit N attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Seller after Closing to each contractor under the Contracts.

(k)                                 Non-Foreign Status Affidavit.  A non-foreign status affidavit for each Seller in the form of Exhibit H attached hereto and incorporated herein by this reference, as required by Section 1445 of the Code, executed by the applicable Seller.

(l)                                     Evidence of Authority.  Documentation as reasonably required by the Title Company to establish the due authorization of Seller’s execution of all documents contemplated by this Agreement.

(m)                             Other Documents.  A closing statement executed by Seller and such other documents as may be reasonably required by the Title Company, or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(n)                                 Transfer Tax Returns.  If applicable, duly completed and signed real estate and personal property transfer tax declarations or the equivalent for the relevant jurisdiction and any other document required to be executed by the applicable jurisdiction for transfer of such title.

(o)                                 Home Titles.  For each Home, to the extent in possession of Seller and/or an Affiliate of Seller or subject to their control, a certificate of title or certificate of origin together with any endorsements or other similar forms in all cases, sufficient to transfer original title to each of the Homes to Buyer (or its designee) free and clear of all liens or encumbrances.  Seller agrees to cooperate with Buyer as reasonably necessary after Closing to assist Buyer in obtaining any original certificates of title or certificates of origin not delivered at Closing.

(p)                                 Rent Roll.  A rent roll for each Community in the form attached hereto as Exhibit I (collectively, the “Rent Rolls”) updated and certified by Seller as of the date that is not earlier than five (5) business days before Closing.

(q)                                 Compliance Certificate.  A certificate executed by each Seller as to the compliance by Seller with Section 7.2(a).

(r)                                    Bulk Sales.  Any compliance certificates or other documentation required to be executed by a Seller by applicable bulk sales laws, if any, in each state in which a Community is located, and other similar certificates or other documents which may be required under applicable laws designed to protect Buyer from successor liability with respect to amounts owed by Seller to particular governmental authorities.

(s)                                   Limited Power of Attorney.  A form of limited power of attorney to the extent requested by Buyer in order to cause the Notes, RICs or Homes to be properly transferred of record to Buyer which shall include the right for Buyer to execute documents following the Closing Date in order to properly transfer all of such items to Buyer.

(t)                                    Payoff Letter.  A payoff letter from Seller’s existing lender setting forth the amount(s) required to be received by Seller’s existing lender in order to release its liens encumbering the Property in form satisfactory to Title Company.

(u)                                 Florida Section 723 Affidavits.  Original and recordable Florida Section 723 affidavits certifying that Seller has complied with the provisions of F.S.A. §723.071(2).

(v)                                 Keys and Original Documents.  Keys to all locks on the Real Property in Seller’s or Seller’s property manager’s possession or subject to their control and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

The items to be delivered by Seller in accordance with the terms of Section 6.3(a) through (v) shall be delivered to Escrow Agent no later than 5:00 p.m. Central Time on the last business day prior to the Closing Date, and the items to be delivered by Seller in accordance with the terms of Section 6.3(v) shall be delivered outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

6.4                               Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered the following:

(a)                                 Purchase Price.  The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b)                                 Assignment of Leases.  The Assignment of Leases executed by Buyer.

(c)                                  Assignment of Intangible Property.  The Assignment of Intangible Property executed by Buyer.

(d)                                 Assignment of Supplemental Agreements.  The Assignment of Supplemental Agreements executed by Buyer.

(e)                                  Homes Indemnity.  An indemnity related to particular Homes for which a certificate of title is unavailable at Closing in the form of Exhibit S attached hereto and incorporated herein by this reference executed by Buyer for acts or conditions arising or accruing on or after Closing.

(f)                                   Assignment of RICs.  The Assignment of RICs executed by Buyer.

(g)                                  21st Assumption Agreement.  The 21st Assumption Agreement executed by Buyer or such other assignment and assumption agreement as is contemplated by Section 5.8 if 21st fails to deliver an executed 21st Assumption Agreement.

(h)                                 Evidence of Authority.  Documentation as reasonably required by the Title Company to establish the due authorization of Buyer’s acquisition of the Property and execution of all documents contemplated by this Agreement.

(i)                                     Compliance Certificate.  A certificate executed by Buyer as to the compliance by Buyer with Section 7.1(a).

(j)                                    Bulk Sales.  Any compliance certificates or other documentation required to be executed by a purchaser by applicable bulk sales laws, if any, in each state in which a Community is located.

(k)                                 Other Documents.  A closing statement executed by Buyer and such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

(l)                                     Transfer Tax Returns.  If applicable, duly completed and signed real estate transfer tax declarations or the equivalent for the relevant jurisdiction and any other document required to be executed by the applicable jurisdiction for transfer of such title.

The Purchase Price shall be paid in accordance with the terms of Section 6.2 hereof, and the items to be delivered by Buyer in accordance with the terms of Sections 6.4(b) through (l) shall be delivered to Escrow Agent no later than 5:00 p.m. Central Time on the last business day prior to the Closing Date.

6.5                               Survival.  The provisions of this Article 6 shall survive the Closing (and not be merged therein).

ARTICLE 7  CONDITIONS TO CLOSING

7.1                               Conditions to Seller’s Obligations.  Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a)                                 Representations True.  All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

(b)                                 Buyer’s Financial Condition.  No petition shall have been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing; and

(c)                                  Buyer’s Deliveries Complete.  Buyer shall have delivered to the Escrow Agent the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 6.4 and shall have performed in all material respects all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

7.2                               Conditions to Buyer’s Obligations.  Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Buyer by an express written waiver, at its sole option:

(a)                                 Representations True.  All representations and warranties made by Seller in this Agreement, as the same may be amended or modified as provided in Section 8.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

(b)                                 Title Conditions Satisfied.  At the time of the Closing, title to the Property shall be as required by Article 3 of this Agreement;

(c)                                  Florida Homeowner’s Association.  At the time of Closing, Seller shall have delivered the necessary affidavits in recordable form certifying to compliance with F.S.A.

§723.071(2) and other documents reasonably requested by the Title Company in order to convey the Property to Buyer free and clear of any rights of any Property homeowner’s associations; and

(d)                                 Seller’s Deliveries Complete.  Seller shall have delivered to the Escrow Agent all of the documents to be executed by Seller and other items required pursuant to Section 6.3 and shall have performed in all material respects all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

If any of such conditions precedent are not satisfied (or waived by Buyer) as of the Closing Date, then, in addition to Buyer’s remedies, if any, set forth in Article 10 of this Agreement, Buyer shall have the right to terminate this Agreement by sending written notice to Seller, in which event the Deposit shall be refunded to Buyer and this Agreement shall be deemed terminated except with respect to those provisions that expressly survive the termination of this Agreement.

7.3                               Waiver of Failure of Conditions Precedent.  At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 7.1 or Section 7.2, respectively.  By closing the Transaction, Buyer shall be conclusively deemed to have waived the right to terminate this Agreement and/or rescind the Closing.  In the event any of the conditions set forth in Sections 7.1 or 7.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 10 hereof.

7.4                               Approvals not a Condition to Buyer’s Performance.  Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Section 4.1 hereof or pursuant to Section 7.2, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of (i) changes or modifications in use or zoning, or (ii) licenses to operate any private utilities serving any Community, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts or other agreements that Buyer requests, including without limitation 21st’s consent and agreement to the 21st Assumption Agreement, or (d) endorsements (other than for A.L.T.A. and/or extended coverage, provided same are available in the respective jurisdictions) to the Owner’s Title Policy, or (e) financing for the acquisition of the Property.

ARTICLE 8  REPRESENTATIONS AND WARRANTIES

8.1                               Buyer’s Representations.  Buyer represents and warrants to, and covenants with, Seller as follows:

8.1.1                     Buyer’s Authorization.  Buyer (a) was formed or organized and is validly existing and in good standing under the laws of its state of formation or organization, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Buyer, and (c) has all necessary power and authority to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer, to perform all of its obligations hereunder and thereunder and to consummate the Transaction.  This Agreement and all documents contemplated hereunder to be executed by Buyer have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder, will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

8.1.2                     Buyer’s Financial Condition.  No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.

8.1.3                     Executive Order 13224.  Neither the Buyer, nor any Person holding a controlling interest whatsoever with respect to Buyer (whether directly or indirectly) is (i) identified on any Governmental List (as hereinafter defined), or otherwise qualifies as a Prohibited Person (as hereinafter defined) or (ii) in violation of any applicable law, rule or regulation relating to anti-money laundering or anti-terrorism, including, without limitation, any applicable law, rule or regulation related to transacting business with Prohibited Persons or the requirements of any Anti-Terrorism Laws (as hereinafter defined).  As used herein the term (a) “Anti-Terrorism Laws” shall mean (w) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. Law No. 107-56, 115 Stat. 296 (2001); (x) the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et. seq. (2003); (y) the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et. seq. (2003); and (z) other similar laws enacted or promulgated from time to time; in each case, together with any executive orders, rules or regulations promulgated thereunder, including, without limitation, temporary regulations, all as amended or otherwise modified from time to time; (b) “Governmental List” shall mean (x) the List of Specially Designated Nationals and Blocked Persons promulgated by the U.S. Department of the Treasury Office of Foreign Assets Control from time to time and (y) any other similar list (including, without limitation, any list of Prohibited Persons) promulgated by any governmental authority from time to time; and (c) “Prohibited Person” shall mean any Person who is (x) designated by the United States federal government as a terrorist or as a suspected terrorist, whether on a Governmental List, or otherwise or (y) otherwise subject to trade, anti-money laundering or anti-terrorism restrictions under United States federal or state law from time to time, including, without limitation, under any Anti-Terrorism Laws.  For purposes of this Section 8.1.3, the mere fact that a Person has the right to veto decisions or actions of another Person does not give rise to a controlling interest in that Person.

8.1.4                     F.S.A. §723.071(2) Representation.  This Agreement, and the Transaction contemplated hereby, is entered into on the basis of Buyer’s unsolicited offer to purchase the Property from Seller.

8.1.5                     Buyer’s Recertification of Buyer’s Warranties.  At Closing, Buyer shall remake Buyer’s Warranties as of the date of Closing.

8.2                               Seller’s Representations.  Seller represents and warrants to Buyer as follows:

8.2.1                     Seller’s Authorization.  Seller (a) was formed and is validly existing and in good standing under the laws of its state of formation and the state in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power and authority to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller, to perform all of its obligations hereunder and thereunder and to consummate the Transaction.  This Agreement and all documents contemplated hereunder to be executed by Seller have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder, will result in the violation of any Law or any provision of the organizational documents of Seller will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

8.2.2                     Litigation.  Except (a) for evictions and repossessions related to Leases of pads or Homes in the ordinary course of business (a list of which shall be provided to Buyer up to three (3) times within ten (10) business days following Buyer’s first written request and within five (5) business days following Buyer’s second and third written requests therefor), and (b) as listed in Exhibit J attached hereto and incorporated herein by this reference, as of the date reflected at the top of Exhibit J, Seller has not received any written notice of any current, pending or threatened litigation or administrative proceedings against Seller.

8.2.3                     Contracts.  To Seller’s Knowledge, Seller has not entered into any contracts or agreements that will be binding upon Buyer and/or the Property after the Closing other than (i) those Contracts identified on the list of Contracts to be provided to Buyer pursuant to Section 9.2.8, (ii) Leases as shown on the Rent Rolls, and (iii) any other contracts or agreements permitted by the express terms of this Agreement.  To Seller’s Knowledge, Seller has not sent or received written notice of material breach or default under any such contracts or agreements.

8.2.4                     Rent Roll.  The Rent Rolls are true, complete and accurate in all material respects and there are no rental concessions with any tenants except as otherwise set forth on the schedule of concessions attached to the Rent Roll.  Except as otherwise set forth on the Rent Rolls and any schedules appended thereto, (i) no tenants have paid rent in advance, (ii) Seller has not received any written notice of material default by Seller under the Leases that remain uncured (excluding counterclaims asserted by a tenant in response to an eviction action brought against such tenant by Seller) (it being understood and agreed that a schedule of any such notices shall be provided by Seller to Buyer within ten (10) business days following the Effective Date), (iii) there are no aged receivables, (iv) to Seller’s Knowledge, there has been no rent strike or other tenant organized protest of rents or conditions at the Property, and (v) there are no security deposits or other deposits that may be required to be returned by landlord to a tenant under such tenant’s lease.

8.2.5                     Operating Statements.  The operating statements included in the Deemed to Know Files are the same operating statements currently used by Seller in the ownership and management of the Community.  The operating statements included in the Deemed to Know Files were prepared based on, and are consistent with, the books and records of Seller.

8.2.6                     Personal Property.  To Seller’s Knowledge, Seller owns the Personal Property free and clear of liens, security interests and other encumbrances (except for (i) any Personal Property subject to equipment leases that are listed on the list of Contracts to be provided to Buyer pursuant to Section 9.2.8(i), (ii) as otherwise reflected on the list of personal property to be provided to Buyer pursuant to Section 9.2.8(i), and (iii) for any Home, the certificate of title to which is in the process of being transferred to Seller).

8.2.7                     Pending Condemnation.  Except as listed in Exhibit J, as of the date reflected at the top of Exhibit J, (i) Seller has not been served with legal process in connection with any pending condemnation proceeding with respect to the Property, and (ii) to Seller’s Knowledge, Seller has not received written notice of any condemnation proceedings either instituted or planned to be instituted.

8.2.8                     Violation of Law.  Except as reflected on Exhibit Y attached to this Agreement, to Seller’s Knowledge, as of the date reflected on the top of Exhibit Y, Seller has not received written notice of (i) any enforcement action against Seller relating to the Property and in connection with any violation or alleged violation of Law, or (ii) any violation of Law including, without limitation, ADA or other similar handicapper’s law, which, in the case of clause (i) and (ii) above, has not already been cured.

8.2.9                     Hazardous Materials.  Except as set forth on Exhibit Z, to Seller’s Knowledge, as of the date reflected at the top of Exhibit Z, Seller has not received written notice (i) that Seller or the Real Property currently violates any Law, any judicial ruling or agency or another governmental authority interpretation applicable to Seller or the Real Property that relates to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials (collectively, “Environmental Laws”), (ii) that Seller or any Affiliate of Seller or any Property currently violates any permits issued in connection with the operation of any water wells, septic systems or wastewater treatment facility(ies) serving any Community, or (iii) regarding any release (that has not been cured or remediated in compliance with Environmental Law) or threatened release of any Hazardous Materials from the Real Property.

8.2.10              Patriot Act.  Neither the Seller, nor any Person holding a controlling interest whatsoever with respect to Seller (whether directly or indirectly) is (i) identified on any Governmental List, or otherwise qualifies as a Prohibited Person or (ii) in violation of any applicable law, rule or regulation relating to anti-money laundering or anti-terrorism, including, without limitation, any applicable law, rule or regulation related to transacting business with Prohibited Persons or the requirements of any Anti-Terrorism Laws.

8.2.11              21st Agreements.  The copies of the 21st Agreements provided to Buyer by Seller prior to the execution of this Agreement, are true, accurate and complete and have not been modified or amended.  To Seller’s Knowledge, Seller has neither received nor delivered a written notice of breach of or default under the 21st Agreements.

8.2.12              Utilities.  Except as reflected on Exhibit AA, to Seller’s Knowledge, as of the date reflected on the top of Exhibit AA, Seller has received no written notice that any water wells, septic systems or wastewater treatment system that services any Community and is owned by ARC or an Affiliate of ARC violates applicable Laws related to the operation thereof and Seller has not received any written notice requiring Seller to modify or close down any water wells, septic systems or wastewater treatment system that services any

Community or which requires any Community to connect to a public water and/or public sanitary sewer system.

8.2.13              Private Utility Systems.  Except as reflected on Exhibit AA, to Seller’s Knowledge, Seller has received no written notice of any request or requirement from any governmental authority have jurisdiction to have any private septic systems located at the Property converted to a municipal sewer system.  Except as reflected on Exhibit AA, to Seller’s Knowledge, Seller has received no written notice of any request or requirement of any governmental authority having jurisdiction to have any private water system located at the Property converted to a municipal water system.  Except as reflected on Exhibit AA, to Seller’s Knowledge, (i) the well water systems located at the Property provide potable water which meets drinking water standards for all regulatory bodies having jurisdiction over each respective Community, (ii) Seller has complied with all state, county and local rules and regulations regarding such well water systems, and (iii) Seller has conducted all periodic testing of such well water systems and provided the necessary disclosure statements (CCRs) to the tenants as required by applicable rules and regulations.

8.2.14              Employees.  The list of employees that are employed at the Communities by Seller (“Employees”) to be provided to Buyer pursuant to Section 9.2.7 will be true, correct and complete in all material respects.

8.2.15              Tax Appeals.  To Seller’s Knowledge, there are no tax appeals of real estate taxes at the Property except as set forth on Exhibit FF.

8.2.16              F.S.A. §723 Representations.  Seller has filed a prospectus with the Division of Florida Land Sales, Condominiums and Mobile Homes of the Department of Business Regulation (“Division”), and such prospectus has been approved by the Division in accordance with F.S.A. §723.011 and complies with the requirements of F.S.A. §723.012.  Seller has delivered, or caused to be delivered, the approved prospectus to each tenant with whom Seller has entered into a rental agreement for a mobile home lot prior to entering into such rental agreement for a mobile home lot, and, except as reflected on Exhibit Y attached to this Agreement, Seller has not received written notice that Seller is in violation of any provision of Chapter 723 of the Florida Statutes, being the Florida Mobile Home Act, F.S.A. §§ 723.001 et seq.  This Agreement, and the Transaction contemplated hereby, is entered into on the basis of Buyer’s unsolicited offer to purchase the Property from Seller.  Seller has not offered the Property for sale to the general public.

8.3                               General Provisions.

8.3.1                     No Representation as to Leases.  Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder, and none of the foregoing shall be conditions precedent to Buyer’s obligations hereunder.

8.3.2                     Definition of “Seller’s Knowledge” and “Written Notice” to Seller.  All references in this Agreement to “Seller’s Knowledge” or words of similar import (whether or not such words may be capitalized), (i) shall refer only to the actual knowledge of the Designated Representatives after having conducted good faith and diligent investigation and inquiry, which shall include without limitation due inquiry of the on-site property managers with respect to the Communities, and (ii) shall not be construed to refer to the knowledge of any other member, officer, director, shareholder, venturer, consultant, employee, agent, property manager or representative of Seller, its partners or members (including without limitation Seller’s counsel), or of any Affiliate of any of the foregoing.  There shall be no personal liability on the part of the Designated Representatives arising out of any representations or warranties made herein.  All references herein to “written notice” having been given to Seller shall include only those notices actually received by at least one of the Designated Representatives or any on-site property manager of a Community.

8.3.3                     Seller’s Representations Deemed Modified.  To the extent that Buyer has actual knowledge or is Deemed to Know prior to the expiration of the Due Diligence Period that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

8.3.4                     Seller’s Recertification of Seller’s Warranties.  At Closing, Seller shall remake Seller’s Warranties as of the date of Closing (with such modifications as may be required to reflect any changes in the matters represented by Seller to the extent that such changes occurred after the date of this Agreement (or, as to Contracts and Personal Property, the date as of which Seller’s Warranty was originally made under Section 8.2.3 and Section 8.2.6, respectively) and are not the result of an intentional breach of a Seller Warranty by Seller, which remade Seller’s Warranties shall be subject to Section 8.3.1, Section 8.3.2 and Section 8.3.3 hereof; provided, however, nothing herein shall limit Buyer’s rights and remedies, if applicable, exercisable prior to Closing resulting from any of such Seller’s Warranties being modified or being untrue when made.

8.3.5                     Notice of Breach; Seller’s Right to Cure.  If after the expiration of the Due Diligence Period but prior to the Closing, Buyer or any Buyer’s Representative obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing) and Buyer acknowledges that, if Buyer fails to timely provide such notice, as a consequence of Buyer’s failure to provide such notice, Buyer shall waive any right Buyer may have to assert or bring a claim with respect to such breach at any time.  If at or prior to the Closing, Seller obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing).  In either such event, Seller shall have the right (but not the obligation except to the extent required by Section 9.2.5 hereof) to cure such misrepresentation or breach.  Subject to performance of Seller’s obligations set forth in Section 9.2.5 hereto, if Seller is unable or unwilling to so cure any misrepresentation or breach of warranty, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either (a) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to terminate this Agreement in its entirety by written notice given to Seller on or before the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.  If any such representation or warranty is untrue, inaccurate or incorrect but is not untrue, inaccurate or incorrect in any material respect, Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price and without designating the applicable Community or Communities as an Excluded Asset (but, subject to Buyer providing written notice within the five (5) business day period required by this Section 8.3.5 above, Buyer shall have the right to make a claim with respect to any such misrepresentations after the Closing subject, in all events, to (i) the Materiality Threshold as it relates to all claims and (ii) the Claims Survival Period).  The untruth, inaccuracy or incorrectness of a representation or warranty shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of any or all of the representations or warranties exceed, or are reasonably estimated to exceed, on an aggregate basis with all untrue, inaccurate or incorrect representations or warranties, the Materiality Threshold.  Notwithstanding anything contained herein to the contrary, however, in the event any representation or warranty is untrue, inaccurate or incorrect in any material respects and Seller had knowledge that such representation or warranty was untrue, inaccurate or incorrect when made, then Seller shall be in default under this Agreement and nothing herein shall be deemed a waiver of Buyer’s rights with respect to such breach of this Agreement.

8.3.6                     Claims Survival; Limitation on Seller’s Liability.  The representations and warranties made by Seller in Section 8.2 shall survive the Closing and not be merged therein for a period of one (1) year (the “Claims Survival Period”) following the Closing and Seller shall only be liable to Buyer hereunder for a breach of a representation and warranty made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before the expiration of the Claims Survival Period.  Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for Seller’s breaches of representations and warranties herein or in any documents executed by Seller at Closing shall be limited as set forth in Section 13.15 hereof.  Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect, if Buyer has actual knowledge or is Deemed to Know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing; provided that if Buyer notifies Seller prior to Closing of any breach of any representation or warranty or any covenant under this Agreement that remain uncured at Closing, then, subject to the express terms of Section 8.3.5 above, such matters are not waived and Buyer shall have the right to make a claim with respect to such matter, after the Closing, subject, in all events to (i) the Materiality Threshold as it relates to all claims, and (ii) the Claims Survival Period.  Nothing herein shall be deemed a limitation on Buyer’s rights following the Closing Date to bring actions for fraud against Seller, it being acknowledged and agreed that any such fraud claims shall not be subject to any of the limitations on Seller’s liability set forth herein.

8.3.7                     Survival.  The provisions of this Article 8 shall survive the Closing (and not be merged therein).

ARTICLE 9  COVENANTS

9.1                               Buyer’s Covenants.  Buyer hereby covenants as follows:

9.1.1                     “ARC” Name.  Buyer acknowledges that the purchase of the Property by Buyer shall not entitle Buyer or any other party to use, and Buyer shall not use, the name “ARC” or “American Residential Communities” or any derivative thereof, or any logos, trademarks or service marks associated therewith.  Promptly following Closing, Buyer shall remove from the Property all written material or other items bearing the name “ARC” or “American Residential Communities” or any ARC trademark, tradename, logo or servicemark, or place stickers on such material covering over such name or trademark.  Within one hundred twenty (120) days after Closing, Buyer shall remove from the Property any signage bearing the name “ARC” or “American Residential Communities” or any ARC trademark, tradename, logo or servicemark.

9.1.2                     Inquiries Regarding Communities; Access.  Buyer hereby agrees that any and all inquiries related to any Community or the operation thereof shall be made solely through Allen Samuel (phone:  (312) 242-1545; e-mail:  asamuel@helixfunds.com).  Access to the Communities by Buyer or Buyer’s Representatives shall be governed by, and Buyer covenants to strictly comply with, the Access Agreement.

9.1.3                     Employees.  Buyer shall, or shall cause an Affiliate of Buyer to, concurrent with or as soon as reasonably practical after Seller’s delivery of its termination notices in accordance with Section 9.2.7 below, offer employment (on an “at-will” basis) to each of the Employees who meet Buyer’s standard employment requirements including, without limitation, criminal background checks on and such employment shall be on such terms and conditions as may be determined by Buyer in its sole and exclusive discretion (including without limitation the compensation and benefits offered to such Employees); provided that Buyer covenants that it will not reduce any such employee’s compensation (once determined by Buyer as provided above) or terminate any such employee other than for cause, until after the date that is four (4) months after the Closing.

9.2                               Seller’s Covenants.  Seller hereby covenants as follows:

9.2.1                     Contracts.  Without Buyer’s prior consent, which consent shall not be unreasonably withheld, between the Effective Date and the Closing Date, Seller shall not enter into, extend, renew, replace or modify any contract (other than Leases, which are addressed in Section 9.2.4 below) unless such contract (i) as so entered into, extended, renewed, replaced or modified, is terminable by the owner of the Property without penalty on not more than thirty (30) days’ advance notice, (ii) is a contract that automatically renews or extends by its terms for a period not to exceed ninety (90) days, or (iii) is a contract for waste services or cable services and such contract automatically renews by its terms for a period not to exceed one (1) year.  If Buyer shall fail to respond to Seller’s written request for approval of a new contract or an extension, renewal, replacement or modification of any contract with respect to which Buyer’s approval is required under this Agreement within two (2) business days after delivery to Buyer of such request (which request will be accompanied by a copy of the proposed contract or extension, renewal, replacement or modification of contract), Buyer will be deemed to have approved same.

9.2.2                     Maintenance of Property and Books and Records.  Except to the extent Seller is relieved of such obligations by Article 11 hereof, between the Effective Date and the Closing Date, Seller shall operate, maintain and keep the Property in the ordinary course of Seller’s business, consistent with past practices and not in violation of this Agreement; provided, however, that, subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 4 above or to otherwise terminate this Agreement or exclude a Community pursuant to Section 2.3, Buyer hereby agrees that it shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws, and (b) any physical conditions which would give rise to such violations.  Between the date hereof and the Closing Date, Seller shall maintain all books and records relating to the Property in the ordinary course of Seller’s business.

9.2.3                     Termination of Management Agreement.  As of the Closing Date, Seller shall terminate and satisfy all obligations of “Owner” under Seller’s property management agreement.  Seller and Seller’s property manager shall have the right to remove all of their proprietary software and licensed software from computers at the Property; provided that Seller shall provide Buyer with all information reasonably requested by Buyer prior to such removal and Seller shall download to Buyer all Rent Roll information in a comma delimited format.

9.2.4                     Leasing and Sales.  Pending Closing, Seller may, in the ordinary course of Seller’s business and consistent with past practices, continue to (i) lease vacant pads and manufactured homes at the Property, and (ii) sell manufactured homes at the Property including without limitation adjustment of offering terms to respond to market conditions.

9.2.5                     Seller’s Cure Obligation.  Seller shall use reasonable efforts (which shall include the expenditure of necessary funds) to cure, prior to Closing, any and all of the following:  (a) breaches of Seller’s Warranties (or matters requiring modifications thereto due to changed circumstances as provided in Section 8.3.4 hereof), provided that Seller shall not be obligated to undertake any cure requiring expenditures that would cause Seller’s cure costs to exceed the Seller Cure Limit unless such breach was intentional, in which event Seller shall be required in all events, to cure such breach of a Seller’s Warranty, and (b) Required Clearance Exceptions, which Seller is obligated to remove unconditionally without regard to cost on or prior to the Closing Date.

9.2.6                     Lease Enforcement.  Prior to Closing, Seller shall have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Lease by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reasons of any defaults by tenants to the extent permitted under applicable law, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

9.2.7                     Employees.  No later than thirty (30) days prior to the end of the Due Diligence Period and again between ten (10) and five (5) days inclusive before Closing, Seller shall provide to Buyer a list of Employees reflecting each Employee’s name, position, salary, bonus or incentive compensation (if any) and approximate start date.  Seller shall terminate the employment of all Employees concurrent with or as soon as reasonably practical following the Closing (but in no event later than the Closing Date).

9.2.8                     List of Contracts, Personal Property and Supplemental Agreements.  Within twelve (12) days following the Effective Date, Seller shall provide to Buyer (i) a list of Contracts, (ii) a list of tangible personal property owned by Seller and located on the Real Property and used exclusively in the ownership, operation and maintenance of the Real Property as referenced in Section 8.2.6 of this Agreement, (iii) a list and copies of supplemental agreements to be assigned by Seller or an Affiliate of Seller to Buyer, and assumed by Buyer (the “Supplemental Agreements”), and (iv) copies of the Deemed to Know Files described in Section 2 of Schedule 5 attached to this Agreement.

9.2.9                     Letter Approving Release of Seller’s Existing Mortgage Debt.  Seller shall deliver to Buyer prior to the expiration of the Due Diligence Period a copy of the Release Approval and Seller further agrees to use good faith and reasonable efforts to obtain the Release Approval on or before the date that is fifteen (15) business days after the date of this Agreement.

9.2.10              Delivery of Due Diligence Materials.  On or before February 19, 2013, Seller shall deliver to Buyer the due diligence materials listed on Exhibit BB attached hereto.

9.2.11              Additional Due Diligence Materials.  From time to time upon written request by Buyer during the Due Diligence Period, Seller shall provide Buyer with such other due diligence materials reasonably requested by Buyer as may be in Seller’s possession or control, including, without limitation, updated Rent Rolls, aged receivable reports and collection reports.

9.2.12              No Homes Removed.  From the Effective Date through the Closing Date, neither Seller nor Seller’s Affiliates shall remove any Homes from the Communities (other than to another Community).

9.2.13              Rent Roll Information.  Within five (5) business days after the Effective Date, Seller shall download to Buyer in excel format all of the information contained in the Rent Rolls and aged receivable reports.

9.2.14              Evidence of Title.  Within ten (10) business days following the Effective Date, Seller shall provide to Buyer copies of all certificates of title or similar indicia of ownership in Seller’s possession or control for the Homes.

9.2.15              Supplemental Agreements.  From and after the end of the Due Diligence Period, Seller shall not, without Buyer’s prior written consent, enter into any Supplemental Agreements other than Cash Discount or Finance Supplemental Agreements in substantially the same form as attached to this Agreement as Exhibit B.

9.2.16              Homeowner’s Association Affidavits.  Within five (5) business days following the Effective Date, Seller shall notify in accordance with F.S.A. §723.071(2) any homeowners’ association that has complied with the applicable provisions of the Florida Mobile Home Act of the sale of such homeowners’ association’s Community.

9.2.17              Assignment of Mortgages.  At no cost to Seller, Seller shall cooperate with Buyer and use its good faith efforts to cause its mortgage lender(s) to assign their existing mortgages to Buyer’s mortgage lender and Seller shall execute such reasonable and customary documents as may be requested by Buyer in order to cause such mortgages to be assigned to Buyer’s mortgage lender.

9.3                               Mutual Covenants.

9.3.1                     Confidentiality; Access.  The Confidentiality Agreement and the Access Agreement are hereby incorporated in this Agreement by reference, and Seller and Buyer agree to continue to be bound by the terms of such agreements binding on such parties, respectively.

9.3.1                     Publicity.  Seller and Buyer each hereby covenant that neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction whether prior to or after Closing, without the prior consent of the other, which consent shall not be unreasonably withheld.  As used herein, the term “Release” shall mean any press release or statement to the general public (as opposed to specific recipients or group of recipients) with respect to the Transaction or this Agreement, other than a statement required by or in order to comply with any applicable Law (including any requirements promulgated by the U.S. Securities and Exchange Commission) or the rules of any applicable stock exchange.  Following the Closing, this covenant shall no longer apply to Buyer who shall be relieved of its obligations under this Section 9.3.2.

9.3.2                     Broker.  Each of Seller and Buyer expressly acknowledge for itself that it has not engaged any broker, finder or similar agent with respect to the Transaction.  Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations, of any kind or nature whatsoever (including attorneys’ fees and costs and collection costs) (collectively, “Losses”) suffered or incurred by Buyer as a result of any claims by any party claiming to have represented Seller as broker in connection with the Transaction.  Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Losses suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction.

9.3.3                     Tax Protests; Tax Refunds and Credits.  Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes, personal property taxes and other assessments for the Property assessed for all Tax Years prior to the Tax Year in which the Closing occurs.  Notwithstanding the foregoing, however, following Closing, Seller shall provide Buyer with periodic updates on the status of such tax protests and shall cooperate with Buyer in any reasonable requests made by Buyer with respect to such tax protests.  Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes, personal property taxes and other assessments for the Property assessed for all Tax Years subsequent to the Tax Year in which the Closing occurs.  Either Seller or Buyer may require a contest of the real estate taxes, personal property taxes and other assessments for the Property assessed for the Tax Year in which Closing occurs, but Seller shall control any such process as above provided.  All real estate and personal property tax and assessment refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority:  first, to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with obtaining such tax or assessment refund or credit; second, apportioned between Buyer and Seller as follows:

(a)              with respect to any refunds or credits attributable to real estate and personal property taxes and other assessments assessed for the Tax Year in which the Closing occurs, such refunds and credits shall be apportioned between Buyer and Seller in proportion to the number of days in such Tax Year that each party owned the Property (with title to the Property being deemed to have passed as of the Cut-Off Time);

(b)              with respect to any refunds or credits attributable to real estate and personal property taxes and assessments assessed for any Tax Year prior to the Tax Year in which the Closing occurs, Seller shall be entitled to the entire refunds and credits; and

(c)                with respect to any refunds or credits attributable to real estate and personal property taxes and assessments assessed for any Tax Year after the Tax Year in which the Closing occurs, Buyer shall be entitled to the entire refunds and credits.

9.3.4                     21st Consent to Assumption.  Each of Buyer and Seller hereby covenants and agrees for itself to cooperate and use all good faith and commercially reasonable efforts to cause 21st to agree to execute and deliver the 21st Assumption Agreement or an agreement similar thereto on or before Closing.

9.3.5                     Post Closing Cooperation.  Each of Buyer and Seller hereby covenants and agrees for itself to cooperate with one another following the Closing to promote a smooth transition of ownership, which agreement to cooperate shall include (i) forwarding to Seller certain files of Seller that are not of continuing use to Buyer in connection with its ownership, maintenance and operation of the Property (including personnel files for Employees that are not employed by Buyer after Closing), (ii) returning to Seller original sales licenses (to the extent not transferred to Buyer) and (iii) correcting any errors or omissions in closing prorations and promptly paying any sums which might otherwise be due to the other party as a result of an error or omission in such prorations.  In addition, at no cost to Buyer, Buyer agrees to provide reasonable ongoing support in managing Seller’s risk management issues, including assistance in responding to interrogatories and requests for production that may require assistance from Buyer’s employees at the Property after the Closing.

9.3.6                     Allocation of Purchase Price.  Within fifteen (15) days following the date of this Agreement, Buyer shall provide to Seller Buyer’s proposed allocation of the Purchase Price among the Communities and, on or before the date that is thirty (30) days after the date of this Agreement, Seller and Buyer shall agree to allocate the Purchase Price among the Communities and each Community’s allocated Purchase Price as agreed upon by Buyer and Seller shall be referred to as such Community’s “Allocated Purchase Price”.  Seller acknowledges and agrees that once a Purchase Price allocation has been made with respect to each Community, such allocation shall be further allocated seventy-three (73%) percent to real property, seven (7%) percent to Personal Property (including Homes) and twenty (20%) percent to goodwill.  On or before the date that is fifteen (15)

days before the expiration of the Due Diligence Period, Buyer may propose in writing a reallocation of the Purchase Price if and to the extent required by Buyer for financing or other purposes and Seller and Buyer shall negotiate in good faith any such reallocation prior to the end of the Due Diligence Period (it being understood that (a) if Buyer and Seller agree in writing to a reallocation prior to the end of the Due Diligence Period, such reallocation of the Purchase Price to each Community will thereafter be such Community’s Allocated Purchase Price, and (b) if, after reasonable and good faith negotiations, Buyer and Seller are unable to agree in writing to a reallocation prior to the end of the Due Diligence Period, the initial Allocated Purchase Price for each Community shall remain unchanged).  Seller and Buyer each hereby covenant and agree to (i) be bound by each such allocation schedule for all income tax purposes, (ii) prepare and file all tax returns on a basis consistent with the allocation schedule, and (iii) not take any position on any tax return that is inconsistent with the terms of the allocation schedule.  In the event any reported position based on an allocation schedule is audited or disputed by any governmental authority, or otherwise, the party hereto receiving notice thereof shall promptly notify the other party hereto.

9.3.7                     Post-Closing Liability. From and after Closing until the expiration of the Claims Survival Period, ARC Real Estate Holdings, LLC, a Delaware limited liability company, shall maintain assets with an aggregate value of at least $15,000,000 (less any amount actually recovered by Buyer from Seller or its affiliates out of claims made under or arising out of this Agreement and/or the Transaction).  In addition, the parties acknowledge and agree that Seller shall use reasonable efforts to propose, on or before February 20, 2013, a credit entity reasonably satisfactory to Buyer along with financial statements pertaining to such credit entity, and once the parties agree on the identity of such credit entity, such credit entity shall execute a joinder to this Agreement pursuant to which such entity agrees to comply with the obligations set forth in clause (i) of the Joinder to this Agreement executed by ARC Real Estate Holdings, LLC, after which time ARC Real Estate Holdings, LLC will no longer be required to maintain assets in accordance with the first sentence of this Section 9.3.7.

9.3.8                     Survival.  The provisions of this Article 9 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 10  DEFAULT

10.1                        Buyer’s Default.  If, on or before the Closing Date, (i) Buyer is in material default of any of its obligations hereunder, or (ii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Seller’s sole and exclusive remedy shall be to elect either to (a) terminate this Agreement in its entirety by written notice to Buyer; or (b) waive the condition and proceed to close the Transaction; provided, however, that other than Buyer’s failure to close on the Closing Date, Seller shall be required to first provide Buyer with written notice identifying any default and a five (5) day period thereafter in order to cure such default.  If this Agreement is so terminated, then Seller shall be entitled to retain the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section or provision herein that expressly provides that it survives the termination of this Agreement.

10.2                       Seller’s Default.  If, on or before the Closing Date, (i) Seller is in material default of any of its obligations hereunder, or (ii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Buyer’s sole and exclusive remedy shall be to elect to (a) terminate this Agreement in its entirety by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section or provision herein that expressly provides that it survives the termination of this Agreement (provided, however, that other than Seller’s failure to close on the Closing Date, Buyer shall be required to first provide Seller with written notice identifying any default and a five (5) day period thereafter in order to cure such default), or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller, Buyer specifically acknowledging that Buyer shall have no right to damages pursuant to this Section 10.2 or otherwise under this Agreement; provided, however, such limitation on Buyer’s right to damages shall not limit Buyer’s right to bring an action to enforce an indemnification provision set forth in this Agreement, to bring such actions as Buyer may be expressly permitted to file following Closing or to be reimbursed for its reasonable attorneys’ fees, court costs and legal expenses pursuant to Section 13.19 hereof.  As a condition precedent to exercise by Buyer of any right Buyer may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default.  Buyer agrees that its failure timely to commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by Buyer of its right to commence an action for specific performance.  Notwithstanding the foregoing, if the Transaction fails to close due to Seller’s failure to obtain a release of the Property from the lien of Seller’s existing debt encumbering the Property, Buyer may terminate this Agreement by written notice to Seller, in which event this Agreement shall terminate in its entirety.  Promptly following such termination, as Buyer’s sole and exclusive remedy, the Deposit shall be returned to Buyer and Seller shall reimburse Buyer for the sum of (1) Buyer’s actual, reasonable out-of-pocket costs incurred in the performance of this Agreement, and (2) Two Hundred Fifty Thousand and No/100 Dollars ($250,000), provided that the aggregate of the amounts described in clauses (1) and (2) will not exceed Four Million and No/100 Dollars ($4,000,000.00) (such aggregate being referred to as the “Buyer’s Special Damages”).  Seller and Buyer expressly acknowledge that a breach of Seller’s Warranties arising prior to the Closing Date shall not constitute a “default” for purposes of this Section 10.2 and that the consequences of any such breach shall be governed by Section 8.3.5 and Section 9.2.5 above.  ARC Real Estate Holdings, LLC joins in this Agreement for purpose of unconditionally guarantying Seller’s obligation to pay Buyer’s Special Damages and Buyer may bring an action directly against ARC Real Estate Holdings, LLC to enforce this Agreement in order to collect Buyer’s Special Damages.

10.3                        Post-Closing Defaults.  The provisions of Sections 10.1 and 10.2 above are not intended to limit the parties’ respective rights and remedies for defaults that arise after Closing, including without limitation any breach of Seller’s Warranties first discovered post-Closing, or if discovered by Buyer and disclosed to Seller prior to Closing but for which Buyer did not have the option to terminate this Agreement, provided that all such rights and remedies shall be subject to and limited by the provisions of Section 8.3.6 and Section 13.15.  Subject to said Sections 8.3.6 and 13.15, the provisions of this Section 10.3 shall survive Closing and not be merged therein.

10.4                        Survival.  The provisions of this Article 10 shall survive the Closing (and not be merged therein).

ARTICLE 11  CONDEMNATION/CASUALTY

11.1                        Condemnation.  If, prior to the Closing Date, all or any portion of a Community is taken by eminent domain (or is the subject of a pending taking in which Seller has been served with legal process or received written notice of such eminent domain proceeding, but which has not yet been consummated), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof, and, thereafter, there shall be no abatement of the Purchase Price; provided, however, that, at the Closing (subject to the terms of Section 2.2(e), 2.3 and 2.4 above), Seller shall pay to Buyer the amount of any award for or other proceeds on account of such taking which have been actually paid to Seller prior to the Closing Date as a result of such taking (less all out-of-pocket costs and expenses, including attorneys’ fees and costs, reasonably incurred by Seller as of the Closing Date in obtaining payment of such award or proceeds) and, to the extent such award or proceeds have not been paid, Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, all awards for the taking of the Property or such portion thereof.

11.2                        Destruction or Damage.  In the event any portion of a Community is damaged or destroyed by casualty prior to the Closing Date, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof.  In the event of destruction or damage to one (1) or more Communities prior to the date of Closing, Buyer shall, at its option, have the right to (a) declare the Community to be excluded from this transaction in the event that the occupancy of the Community decreases by more than ten (10%) percent as a result of the casualty and in such event, such Community shall be deemed to be an Excluded Asset for all purposes under this Agreement without regard to any limitation on the number of Excluded Assets which may be permitted under this Agreement.  In the event that Buyer does not exercise its right, or does not have the right, to designate a damaged Community as an Excluded Asset as provided above, this Agreement shall remain in full force and effect and Buyer shall acquire the damaged Community upon the terms and conditions set forth below.  Buyer shall receive a credit against the Purchase Price equal to the deductible amount applicable under Seller’s casualty policy less all out-of-pocket costs and expenses, including attorneys’ fees and costs, reasonably incurred by Seller as of the Closing Date in connection with the negotiation and/or settlement of the casualty claim with the insurer, and Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction.

11.3                        Insurance.  Seller shall maintain property insurance coverage through the Closing Date in form and amounts similar in all material respects to the property insurance coverage currently in effect for the Property.

11.4                        Waiver.  The provisions of this Article 11 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 11.

11.5                       Survival.  The provisions of this Article 11 shall survive the Closing (and not be merged therein).

ARTICLE 12  ESCROW

The Deposit and any other sums which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), together with all interest earned thereon, shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

12.1                        Investment of Escrow Deposits.  The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

12.2                        Delivery of Escrow Deposits.

12.2.1              Upon Closing.  If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

12.2.2              If Closing Does Not Occur.  Except as set forth in Section 12.2.3, if for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits and all interest earned thereon to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 12.2.2.  If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of all or any portion of the Escrow Deposits and the interest earned thereon, the Escrow Agent shall give written notice to the other party of such demand.  If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice or in the event that Escrow Agent receives a joint or mutually consistent demand from both Buyer and Seller in the first instance, the Escrow Agent is hereby authorized to make such payment.  If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

12.2.3              Delivery of Escrow Deposit Prior to Expiration or Earlier Waiver of Due Diligence Period.  Notwithstanding anything contained in Section 12.2.2 or anything contained in this Agreement to the contrary, prior to the earlier of (i) the expiration of the Due Diligence Period, and (ii) Buyer’s written waiver of its right to terminate this Agreement under Section 4.1 of this Agreement, a copy of which may be relied upon by Escrow Agent (such earlier date under clause (i) and (ii) being referred to as the “Outside Time”), the escrow established hereunder shall be a “sole order” escrow for the benefit of Buyer (meaning that Escrow Agent shall act solely in accordance with the written instructions of Buyer until the Outside Time in respect of the Deposit).  Without limiting the generality of the foregoing, in the event that prior to the Outside Time, Buyer delivers written notice to Escrow Agent stating that Buyer has elected to terminate this Agreement pursuant to the provisions of Section 4.1, then Escrow Agent shall refund to Buyer the Deposit without any requirement that Escrow Agent first notify or obtain any approval or consent of Seller.  In furtherance of the foregoing, in the event Buyer so instructs Escrow Agent in writing prior to the Outside Time, Escrow Agent agrees that it shall not be permitted to, and shall not, follow any conflicting instructions given by Seller or any third party as to the disposition of the Deposit but shall instead follow only the written instructions of Buyer in connection therewith.  Seller agrees in such instance not to deliver any conflicting instructions to Escrow Agent for any reason and hereby instructs Escrow Agent to act in respect of the Deposit solely in accordance with Buyer’s instructions prior to the Outside Time, including instructions of Buyer to return the Deposit and all interest earned thereon to Buyer.  Without limiting the foregoing, Buyer’s timely delivery of written notice to Escrow Agent stating that Buyer has elected to terminate this Agreement pursuant to the provisions of Section 4.1 shall be deemed termination of this Agreement, and (a) Buyer and Escrow Agent shall each deliver a copy of such written notice to Seller, (b) this Agreement shall terminate, (c) neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement, and (d) Buyer shall be entitled to the return of the Deposit.

12.3                        Escrow Agent as Stakeholder.  The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at the request of Buyer and Seller and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties.  Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Losses incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

12.4                        Income Taxes on Escrow Deposits.  Buyer shall pay any income taxes on any interest earned on the Escrow Deposits.  Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is shall be provided by Buyer to Escrow Agent.

12.5                        Escrow Agent Acknowledgment.  The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received the Thirty Million and 00/100 ($30,000,000.00) Dollars portion of the Deposit and shall hold the Escrow Deposits and the interest earned thereon, in escrow, and shall disburse the Escrow Deposits, and the interest earned thereon, pursuant to the provisions of this Article 12.

ARTICLE 13  MISCELLANEOUS

13.1                        Assignment.  Buyer shall not assign this Agreement or its rights hereunder to any individual or entity, without the prior written consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment without Seller’s consent shall be null and void ab initio; provided, however, Buyer shall be permitted to assign this Agreement without Seller’s consent to affiliates of buyer formed to acquire the Property and owned, in part, by the principals of Buyer and under common control with Buyer and Seller hereby acknowledges and agrees that an assignment by Buyer to entities owned in part and controlled by NorthStar Realty Finance Corp., or an affiliate thereof that is controlled by or under common control with NorthStar Realty Finance Corp., shall be deemed to be permitted assignments for all purposes under this Agreement.  In the event of any permitted assignment by Buyer, no consent shall be required provided that any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder.

13.2                        Designation Agreement.  Section 6045(e) of the Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction.  Escrow Agent (“Agent”) is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements).  Accordingly:

13.2.1              Reporting Person.  Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction.  Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

13.2.2              Furnish Information.  Seller and Buyer shall furnish to Agent, in a timely manner, any information requested by Agent and necessary for Agent to perform its duties as Reporting Person for the Transaction.

13.2.3              Seller’s Taxpayer Identification Number.  Agent hereby requests Seller to furnish to Agent Seller’s correct taxpayer identification number.  Seller acknowledges that any failure by Seller to provide Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law.  Accordingly, Seller hereby certifies to Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is reflected on Schedule 3 attached hereto.

13.2.4              Retention of Agreement.  Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

13.2.5              Agent Acknowledgment.  Agent has joined in and executed this Agreement for the purpose of confirming its agreement to be bound by the provisions of this Section 13.2.

13.3                        Survival/Merger.  Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder, except as expressly set forth in any documents signed and delivered at Closing, and except with respect to any Adjourned Excluded Assets until the applicable Excluded Asset Closing Date therefor.

13.4                        Integration; Waiver.  This Agreement, together with the Exhibits hereto and the Closing Documents, embody and constitute the entire understanding among the parties with respect to the Transaction, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement.  Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.  No waiver by any party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

13.5                        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the substantive Laws of the State of New York, without regard to choice of law principles.

13.6                        Captions Not Binding; Exhibits.  The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof.  All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

13.7                        Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.8                        Severability.  If any term or provision of this Agreement or the application thereof to any Persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

13.9                        Notices.  Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile (provided that the sender of such communication shall send a copy of such communication to the appropriate parties within one (1) business day of such facsimile) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or upon receipt (or refusal of delivery) after being mailed by prepaid certified mail, return receipt requested, to the address for each party set forth below.  Seller and Buyer acknowledge that in order for a notice, consent, approval or any other communication from Seller or Buyer to be effective hereunder, such notice consent, approval or any other communication must be in writing and must be executed by the applicable party, or its duly appointed successor, on behalf of such party.  Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

IF TO BUYER:

NRFC MH II Holdings, LLC

c/o NorthStar Realty Finance Corp.

399 Park Avenue

18th Floor

New York, New York 10022

Attention:  Ronald J. Lieberman, Esq.

Telephone:  (212) 547-2604

Telecopy:  (212) 547-2704

COPY TO:

Duval & Stachenfeld, LLP

101 Park Avenue

11th Floor

New York, New York 10178

Attention:  Terri Adler, Esq.

Telephone: (212) 692-5533

Telecopy:  (212) 883-1700

AND TO:

RHP Properties, Inc.

31200 Northwestern Highway

Farmington Hills, Michigan 48334

Attention:  Mr. Ross H. Partrich

Telephone:  (248) 626-0737

Telecopy:  (248) 626-3082

COPY TO:

Maddin, Hauser, Wartell, Roth & Heller, P.C.

28400 Northwestern Highway, Third Floor

Southfield, Michigan 48034

Attention:  Lowell D. Salesin, Esq.

Telephone: (248) 827-1889

Telecopy:  (248) 359-6189

IF TO SELLER:

American Residential Communities LLC

c/o Helix Funds LLC

Two North Riverside Plaza, Suite 1400

Chicago, Illinois 60606

Attention:              Allen Samuel

Telephone:            (312) 242-1545

Facsimile:              (312) 575-0162

COPY TO:

Helix Funds LLC

Two North Riverside Plaza, Suite 1400

Chicago, Illinois 60606

Attention:              Orrin S. Shifrin

Telephone:            (312) 242-1520

Facsimile:              (312) 575-0162

COPY TO:

Locke Lord LLP

111 South Wacker Drive

Chicago, Illinois 60606

Attention:              Samuel B. Stempel

Telephone:            (312) 443-1769

Facsimile:              (312) 896-6619

13.10                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which counterparts taken together shall constitute one and the same agreement.

13.11                 No Recordation.  Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded; provided, however, that following a default by Seller under this Agreement after notice from Buyer and expiration of any cure period, so long as Buyer shall have posted a bond for ten percent (10%) of the Purchase Price in form and substance and from a third-party obligor reasonably acceptable to Seller, Buyer shall have the right to file any notice of pendency or other instrument against the Property or any portion thereof in connection herewith.

13.12                 Additional Agreements; Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

13.13                 Construction.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment hereof or Exhibit hereto.

13.14                 Business Day.  As used herein, the term “business day” shall mean any day other than a Saturday, Sunday, or any federal or holiday in the State of New York If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding business day.

13.15                 Maximum Aggregate Liability.  Prior to Closing, the liabilities of the parties shall be governed by Section 8.3.3, Section 8.3.5 and Article 10 hereof, as applicable.  Once Closing has occurred, notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller and the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction or the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with or the breach of any of Seller’s Warranties or any other representations or covenants under this Agreement made by Seller for which a claim is timely made by Buyer) shall not exceed Fifteen Million and No/100 Dollars ($15,000,000.00) in actual damages suffered by Buyer arising directly as a result of such breach by Seller, the parties agreeing that Seller shall have no liability whatsoever for matters waived by Buyer pursuant to Section 8.3.6 hereof or for consequential or punitive damages, and no claim may be made by Buyer unless Buyer’s damages are reasonably estimated to aggregate more than the Materiality Threshold (once the Materiality Threshold is met, all damages from the first dollar shall be recoverable).  Notwithstanding the foregoing, however, Seller and Seller Parties each acknowledge and agree that the foregoing limitations shall in no event apply to any actions brought by Buyer alleging fraud by Seller or for any action brought to receive any Closing proration amounts due from Seller to Buyer pursuant to Article 5 and Section 9.3.4 and Section 9.3.6 of this Agreement.  All of Buyer’s permitted claims under this Agreement may be aggregated by Buyer for purposes of reasonably estimating the aggregate of Buyer’s damages in order to determine whether or not a claim may be made by Buyer pursuant to the prior sentence.  The provisions of this Section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement; provided that any claim by Buyer against Seller as described in this Section 13.15 must be made by notice to Seller given prior to the expiration of the Claims Survival Period.  Notwithstanding the foregoing, however, Seller and Seller Parties each acknowledge and agree that the foregoing limitations shall in no event apply to any actions brought by Buyer alleging fraud by Seller.  Neither Buyer nor Seller shall have any liability whatsoever under this Agreement for consequential or punitive damages.

13.16                 JURISDICTION.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”), EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF NEW YORK, STATE OF NEW YORK AND THE UNITED

STATES DISTRICT COURT FOR NEW YORK, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

13.17                 WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER.

13.18                 Facsimile Signatures.  Signatures to this Agreement transmitted by telecopy or electronic mail shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an execution original of this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or email signature and shall accept the telecopied or email signature of the other party to this Agreement.

13.19                 Attorneys’ Fees.  Should either party employ attorneys to enforce any of the provisions hereof (including the pursuit of specific performance), the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees and expenses and court costs, expended or incurred in connection therewith.

13.20                 Survival.  The provisions of this Article 13 shall survive the Closing (and not be merged therein) or the earlier termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date(s) set forth below to be effective as of the day and year first above written.

SELLER:

ARC COMMUNITIES 1, LLC, ARC COMMUNITIES 2, LLC, ARC COMMUNITIES 3, LLC, ARC COMMUNITIES 5, LLC, ARC COMMUNITIES 6, LLC, ARC COMMUNITIES 7, LLC, ARC COMMUNITIES 8, LLC, ARC COMMUNITIES 9, LLC, ARC COMMUNITIES 10, LLC, ARC COMMUNITIES 11, LLC, ARC COMMUNITIES 12, LLC, ARC COMMUNITIES 13, LLC, ARC COMMUNITIES 14, LLC, ARC COMMUNITIES 15, LLC, ARC COMMUNITIES 16, LLC, ARC COMMUNITIES 17, LLC, ARC4BFND, L.L.C., ARC4FL, L.L.C., ARCML06 LLC, ARCUT QUAIL RIDGE LLC, ARC SPEI I, L.L.C., ARC SPEI II, L.L.C., ARC14FLCV LLC, ARCFLCS, LLC, ARC18FLD LLC, ARCFLMC LLC, ARC15FLOV LLC, ARC18FLSH LLC, ARCFLSV LLC, each a Delaware limited liability company

By:	/s/ Orrin S. Shifrin
Orrin S. Shifrin, Secretary

BUYER:

NRFC MH II Holdings, LLC, a Delaware limited liability company

By:	NRFC Sub-REIT Corp., a Maryland corporation

	By:	/s/ Albert Tylis
Name: Albert Tylis
Title: President

Joinder by ARC Real Estate Holdings, LLC

The undersigned hereby joins in the execution of this Agreement for the sole purpose of agreeing to be obligated on a joint and several basis with each Seller for (i) payment of all amounts due resulting from a breach by Seller of a representation or warranty made in this Agreement or in any of the documents executed by Seller at the Closing (subject in all events to the terms of Section 8.3.6 of this Agreement), (ii) payment of the Buyer’s Special Damages pursuant to Section 10.2 of this Agreement; provided that each Seller shall only be severally (not jointly and severally) obligated to pay to Buyer Buyer’s Special Damages pursuant to Section 10.2 of this Agreement, but the foregoing limitation shall not limit the obligation of the undersigned to be liable for the full amount of Buyer’s Special Damages, and (iii) the obligations under Section 9.3.7 of this Agreement.  The undersigned shall not have any liability, responsibility or obligation under this Joinder or this Agreement for any other obligations, responsibilities or liabilities under the Agreement.

ARC REAL ESTATE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Karen Kinslinger
Name: Karen Kinslinger
Title: Senior Vice President - Finance

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article 12 and Section 13.2.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Brian M. Serikaku
Name: Brian M. Serikaku
Title: Escrow Officer
Date: February 15, 2013